Exhibit 10.4

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of November 19, 2003 (the “Effective Date”) by and among MAXIM PHARMACEUTICALS, INC., a Delaware corporation (“Maxim Pharmaceuticals”), having an address of 8899 University Center Lane, Suite 400, San Diego, California 92122, and CYTOVIA, INC., a Delaware corporation and wholly-owned subsidiary of Maxim Pharmaceuticals (“Cytovia”), having an address of 8899 University Center Lane, Suite 400, San Diego, California 92122 (Maxim Pharmaceuticals and Cytovia are hereinafter collectively referred to as “Maxim”), and MYRIAD GENETICS, INC., a Delaware corporation, having an address of 320 Wakara Way, Salt Lake City, Utah 84108 (“Myriad”).

RECITALS

WHEREAS, Maxim has developed expertise and proprietary rights related to its MX90745 series of compounds, including but not limited to MX128495, as more fully described below;

WHEREAS, Myriad is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, Myriad and Maxim desire to enter into a collaborative relationship to identify and develop Products (as defined below) for clinical development and commercialization by Myriad, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.2 “Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.3 “Confidential Information” shall have the meaning provided in Section 10.1.

1.4 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.5 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.6 “Field” shall mean the treatment and/or prevention of any disease or disorder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7 “First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

1.8 “FTE” shall mean the equivalent of a full-time scientist’s work time over a 12-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of full working days during any 12-month period devoted by such scientist to the Research Program by the total number of working days in such 12-month period. Each party understands and agrees that the other party retains complete discretion to change the identity of any individual employee or consultant devoted to the Research Program and/or the frequency and the time during which such individual employee’s or consultant’s efforts are devoted to the Research Program, provided that in any event each such employee or consultant devoted to the Research Program shall satisfy the criteria for general experience and qualifications set forth in the Research Plan.

1.9 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.10 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.11 “Inventions” shall have the meaning provided in Section 8.1.

1.12 “Joint Inventions” shall have the meaning provided in Section 8.1.

1.13 “Joint Patents” shall mean all Patents that claim or disclose a Joint Invention.

1.14 “Joint Development Committee” or “JDC” shall mean the committee formed pursuant to Section 2.1.

1.15 “Major Market” shall mean [***].

1.16 “Maxim Inventions” shall have the meaning provided in Section 8.1.

1.17 “Maxim Know-How” shall mean, to the extent useful for purposes of the Research Program or necessary to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export any Product, Information not included in the Maxim Patents or Joint Patents that Maxim or any of its Affiliates Controls on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by Maxim or any of its Affiliates in the course and as part of the Research Program, and, in each case, any replication or any part of such Information.

1.18 “Maxim Patents” shall mean, to the extent useful or necessary to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export any Product, all Patents that Maxim or any of its Affiliates Controls as of the Effective Date or during the Term, but excluding the Joint Patents.

1.19 “Maxim Technology” shall mean the Maxim Patents and Maxim Know-How.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.20 “MX90745 Series” shall mean the series of compounds described in [***].

1.21 “Myriad Inventions” shall have the meaning provided in Section 8.1.

1.22 “Myriad Know-How” shall mean, to the extent useful for purposes of the Research Program or necessary to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export any Product, Information not included in the Myriad Patents or Joint Patents that Myriad or any of its Affiliates Controls on the Effective Date or during the Term, including, without limitation, all such Information that is conceived or developed by Myriad or any of its Affiliates in the course and as part of the Research Program, and, in each case, any replication or any part of such Information.

1.23 “Myriad Patents” shall mean, to the extent useful for purposes of the Research Program or necessary to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export any Product, all Patents that Myriad or any of its Affiliates Controls as of the Effective Date or during the Term, but excluding the Joint Patents.

1.24 “Myriad Technology” shall mean the Myriad Patents and Myriad Know-How.

1.25 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.26 “Net Sales” shall mean the gross amounts invoiced by Myriad, its Affiliates and [***] its Sublicensees for sales of Products to Third Parties that are not Affiliates or Sublicensees of the selling party (unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced): (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Myriad’s, its Affiliate’s or Sublicensee’s gross negligence, willful misconduct or fraud); (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs (other than income taxes); (v) government mandated rebates; and (vi) all such invoiced amounts that are written off as bad debt by Myriad, its Affiliates or U.S. Sublicensees (with such bad debt adjustment to be reduced by invoiced amounts that collected in the current period that were written off in prior periods).

1.27 “Patents” shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.

1.28 “Percentage-Based Payments” shall have the meaning provided in Section 6.6.

1.29 “Phase 1 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or its successor regulation).

1.30 “Phase 2 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

1.31 “Phase 3 Clinical Trials” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.32 “Product” shall mean a product that contains any composition of matter in the MX90745 Series, or any analog, homolog, derivative or isomer of any composition of matter in the MX90745 Series, including, in each case, all formulations, line extensions and modes of administration thereof. Product shall also mean any product developed in the Research Program.

1.33 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.34 “Research Plan” shall mean the plan for conducting the Research Program, as amended from time to time by the JDC. The initial Research Plan has been agreed upon by the parties in writing as of the Effective Date and is attached hereto as Exhibit A.

1.35 “Research Program” shall mean a research program carried out by Maxim during the Research Term pursuant to Articles 2 and 3 hereof, as more fully described in the Research Plan.

1.36 “Research Term” shall mean the period beginning on the Effective Date and ending on the first (1st) anniversary of the Effective Date, subject to extension for one (1) additional year in accordance with Section 3.4 and to termination in accordance with Article 11.

1.37 “Royalty Term” shall mean, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale in such country and ending upon the later of (a) ten (10) years after the date of First Commercial Sale in such country, and (b) the expiration of the last to expire of the Maxim Patents or Joint Patents containing a Valid Claim claiming the manufacture, use or sale of such Product in such country.

1.38 “Sublicensee” shall mean a Third Party to whom Myriad or any of its Affiliates has granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products, beyond the mere right to purchase Product from Myriad or its Affiliates.

1.39 “Sublicensing Revenues” shall mean the amount actually received by Myriad or an Affiliate of Myriad from any and all Sublicensees arising from the license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products [***]. Sublicensing Revenues shall include up-front or license fees, milestone payments, royalties paid to Myriad or any of its Affiliates by a Sublicensee based on such Sublicensee’s sale of Products, premiums above the fair market value on sales of securities, annual maintenance fees and any other payments in respect of the grant to such Sublicensee of a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products [***] (with any of the foregoing consideration received by Myriad or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that Sublicensing Revenues shall not include any payments tied directly to the provision of goods and services by Myriad or its Affiliate to such Sublicensee (including research and development and manufacturing) to compensate Myriad or its Affiliate for the fair market value of the provision of such goods and services, reimbursement to Myriad by Maxim or a Third Party for costs or expenses incurred by Myriad in the performance of its obligations under this Agreement (including reimbursement for patent and trademark costs but excluding costs or expenses associated with the development and pursuit of Regulatory Approval for any Product), or payments for securities (other than premiums above the fair market value of such securities).

1.40 “Term” shall have the meaning provided in Section 11.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.41 “Third Party” shall mean any entity other than Maxim or Myriad or an Affiliate of Maxim or Myriad.

1.42 “Valid Claim” shall mean (a) an unexpired claim of an issued patent within the Maxim Patents or Joint Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Maxim Patents or Joint Patents, which application claims a first priority no more than five (5) years prior to the date upon which pendency is determined.

2. RESEARCH PROGRAM GOVERNANCE

2.1 Joint Development Committee. Promptly after the Effective Date, the parties will form a Joint Development Committee (the “JDC”) comprised of three (3) representatives of each of Myriad and Maxim. One (1) member of the JDC shall be selected to act as the chairperson of the JDC, with each chairperson acting for a term of twelve (12) months. The chairperson shall be selected alternately by Maxim and Myriad, and Myriad shall designate the first chairperson. The JDC shall meet at least four (4) times per year during the Research Term or at such greater frequency as the JDC agrees. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the parties, and the parties shall agree upon the time of meetings. Within 30 days after each meeting, the JDC chairperson will provide the parties with a written report describing, in reasonable detail, the status of the Research Program, a summary of the results and progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues. A reasonable number of additional representatives of a party may attend meetings of the JDC in a non-voting capacity.

2.2 Joint Development Committee Functions and Powers. The responsibilities of the JDC shall be as follows:

(a) encouraging and facilitating communication between the parties with respect to the Research Program;

(b) establishing, updating, reviewing and approving the Research Plan and other plans for accomplishing the goals of the Research Program;

(c) overseeing development and regulatory strategies for Products;

(d) monitoring progress of the Research Program and Maxim’s diligence in carrying out its responsibilities thereunder; and

(e) carrying out the other duties and responsibilities described for it in this Agreement.

2.3 JDC Decision-Making. Decisions of the JDC shall be made by unanimous vote, with each party having one (1) vote. No vote of the JDC may be taken unless at least two (2) of each party’s representatives on the JDC vote. If the JDC is unable to reach a unanimous vote on any matter, then the matter shall be referred to the Chief Executive Officer of Maxim and the Chief Executive Officer of Myriad for further discussion and resolution. These individuals shall as soon as practicable attempt in good faith to resolve the matter and thereby make the decision on behalf of the JDC. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. In the event that these individuals are unable to resolve the matter within 30 days of commencing such discussions, the [***]; provided, however, that [***] be construed to permit [***] to, and neither [***] shall have the right to: (a) [***]; (b) [***]; (c) [***].

3. CONDUCT OF THE RESEARCH PROGRAM

3.1 Objectives; Responsibilities. The parties hereby agree to establish the Research Program, to be conducted by Maxim during the Research Term in accordance with the Research Plan and with the terms of this Agreement, with the goal of discovering and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

developing one or more Products for development and commercialization by Myriad. Any amendments or revisions to the Research Plan shall be in writing and shall require unanimous approval of the JDC. Myriad shall be responsible for development and Regulatory Approval of Products, as more fully described in Article 4, and Maxim shall assist Myriad in Myriad’s development efforts through Maxim’s performance of its obligations under the Research Plan. In addition, at Myriad’s request, Maxim will contribute high-level support in the areas of clinical development and regulatory strategy to support Myriad’s development of Products.

3.2 Technology Transfer. Commencing promptly after the Effective Date and from time to time thereafter during the Research Term, Maxim shall disclose to Myriad the Maxim Technology to the extent necessary to enable Myriad to exercise fully the licenses granted to Myriad under Article 5 hereof. Commencing promptly after the Effective Date and from time to time thereafter during the Research Term, Myriad will disclose to Maxim such Myriad Technology as is reasonably necessary to enable Maxim to perform its Research Program activities hereunder in accordance with the Research Plan and otherwise to exercise fully the licenses granted to Maxim under Article 5 hereof. During the Research Term, Maxim will provide Myriad with reasonable technical assistance relating to the use of the Maxim Technology by Myriad solely to the extent permitted under the license granted to Myriad under Article 5. During the Research Term, Myriad will provide Maxim with reasonable technical assistance relating to the use of the Myriad Technology by Maxim solely to the extent permitted under the license granted to Maxim under Article 5.

3.3 Performance Standards. Maxim shall conduct its activities under the Research Program in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations and with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. Maxim shall maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed pursuant to the Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, Maxim shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the Research Plan and, upon Myriad’s written request, shall send legible copies of the aforesaid to Myriad. Upon reasonable advance notice, Maxim agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with Myriad on issues arising during the Term and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues.

3.4 Research Commitment; Research Term Extension. During the Research Term, Maxim shall use its commercially reasonable efforts to conduct the Research Program in accordance with the Research Plan, as revised from time to time by the JDC. Without limiting the generality of the foregoing, and subject to Myriad’s compliance with its funding obligations under Section 6.2 hereof, Maxim shall devote to the Research Program [***] FTEs during the one (1) year period following the Effective Date. At Myriad’s option, exercisable by written notice to Maxim given no less than 60 days prior to the first (1st) anniversary of the Effective Date, Myriad may extend the Research Term until the second (2nd) anniversary of the Effective Date. In the event of such extension, Maxim shall devote to the Research Program up to [***] FTEs during such additional year of the Research Term, subject to Myriad’s compliance with its funding obligations under Section 6.2 hereof.

3.5 Research Reports. Maxim shall keep Myriad fully informed as to all discoveries and technical developments (including, without limitation, any Inventions) made in the course of performing activities under the Research Program. In particular, Maxim shall prepare, and distribute to all members of the JDC no later than five days prior to the next JDC meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the results and progress of performance of the Research Program as determined from time to time by the JDC.

3.6 Subcontracts. Maxim may perform some of its obligations under the Research Plan through one (1) or more subcontractors, provided that (a) none of the rights of either party hereunder are diminished or otherwise adversely affected as a result of such

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the parties pursuant to Article 10 hereof. In the event Maxim performs any of its obligations under the Research Plan through a subcontractor, then Maxim will at all times be responsible for the performance and payment of such subcontractor. Additionally, all such subcontractors shall be obligated to enter into a written agreement to assign all of Subcontractor’s intellectual property rights for any work performed under the Research Program to Maxim.

3.7 Materials Transfer. In order to facilitate the Research Program, either party may provide to the other party certain biological materials or chemical compounds Controlled by the supplying party, including, but not limited to, compounds from the MX90745 Series or analogs, homologs, derivatives or isomers thereof (collectively, “Materials”) for use by the other party in furtherance of the Research Program. Except as otherwise provided under this Agreement, all such Materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Research Program in accordance with this Agreement, and will be used in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

4.1 Development and Commercialization of Products. Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.2), Myriad shall control the worldwide development and commercialization of Products, including, but not limited to, the worldwide supply of Products for use in development and commercialization activities.

4.2 Disclosure Regarding Myriad Efforts. Myriad will keep Maxim appropriately informed about Myriad’s research, development, clinical trial progress and commercialization efforts with respect to Products. Without limiting the generality of the foregoing, Myriad shall provide Maxim with written notice of the following:

(a) identification or generation of any Product by or on behalf of Myriad or any of its Affiliates outside of the Research Program or after the Research Term for which IND-enabling non-clinical studies are commenced;

(b) filing of an IND or NDA with respect to any Product in any jurisdiction;

(c) initiation of Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials, and Regulatory Approval, with respect to any Product in any jurisdiction; and

(d) clinical trial progress and commercialization plans, activities and results with respect to Products in any jurisdiction.

With respect to clause (a) of this Section 4.2, Myriad shall disclose to Maxim any such Products generated by or on behalf of Myriad or any of its Affiliates during any Calendar Quarter within 30 days of the end of such Calendar Quarter. With respect to clauses (b) and (c) of this Section 4.2, Myriad will provide such notice promptly (and in any event within 10 days) following the occurrence of the applicable event. With respect to clause (d) of this Section 4.2, such notice shall be provided to Maxim as regularly as appropriate to keep Maxim reasonably informed, and, in any event, Myriad shall provide Maxim with annual written reports summarizing in reasonable detail any such events that have occurred during the applicable twelve (12) month period. The provisions of this Section 4.2 shall survive expiration or termination of the Research Term for so long as Myriad has a license hereunder pursuant to Section 11.3.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5. LICENSES

5.1 License Grants.

(a) By Maxim.

(i) Research License. Subject to the terms and conditions of this Agreement, Maxim hereby grants to Myriad and its Affiliates, during the Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Maxim Technology solely to perform Myriad’s obligations under the Research Plan.

(ii) Development and Commercialization License. Subject to the terms and conditions of this Agreement, Maxim hereby grants to Myriad, during the Term, an exclusive (even as to Maxim), worldwide, royalty-bearing license, with the right to sublicense, under the Maxim Technology and Maxim’s interest in the Joint Patents, to develop, make, have made, use, sell, distribute for sale, offer for sale, have sold and import or export Products in the Field. Myriad will at all times be responsible for the performance of its Sublicensees and Third Party contractors under this Agreement.

(b) By Myriad. Subject to the terms and conditions of this Agreement, Myriad hereby grants to Maxim and its Affiliates, during the Research Term, a non-exclusive, worldwide, royalty-free license, without the right to sublicense, under the Myriad Technology solely to perform Maxim’s obligations under the Research Plan.

5.2 Diligence Obligations. Myriad agrees to use commercially reasonable efforts to develop and commercialize one or more Products in the Major Markets.

(a) In the event that Myriad or a Sublicensee is not conducting development or commercialization of at least one Product in a particular Major Market, then Myriad shall provide Maxim with prompt written notice thereof.

(b) In addition, if Maxim in good faith believes that Myriad is not using its commercially reasonable efforts to develop or commercialize at least one Product in a particular Major Market, Maxim may provide Myriad with written notice thereof, in which event Myriad will have 60 days from the date of such notice in which to show commercially reasonable efforts. If the parties can not agree as to what are commercially reasonable efforts, then such matter shall be resolved pursuant to the resolution procedures set forth in Section 11.3. If the arbitrators decide that the efforts undertaken by Myriad have not been commercially reasonable, Myriad shall have 60 days to have commenced and thereafter reasonably proceed forward with the completion of such efforts as determined by the arbitration panel to be commercially reasonable. If Myriad fails to implement the commercially reasonable efforts designated by the arbitration panel, then Maxim’s claim under this Section 5.2(b) shall be deemed to have been resolved against Myriad.

5.3 Maxim [***] Rights. If Myriad provides Maxim with notice under Section 5.2(a) above, or if Maxim provides Myriad with notice under Section 5.2(b) above (provided, in the event of a dispute, that the matter under Section 5.2(b) is ultimately resolved against Myriad), then:

(a) the license granted to Myriad under Section 5.1(a)(ii) [***];

(b) Myriad shall [***]; and

(c) Maxim shall have [***]. Maxim shall have [***], to notify Myriad in writing either that (i) [***] or (ii) [***]. If Maxim notifies Myriad within [***], the parties shall [***]. If Maxim [***], then Myriad shall [***]; provided, however, that for a period of [***]. For purposes of clarification, [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6. FEES AND PAYMENTS

6.1 Upfront Fee. Myriad shall pay to Maxim a non-refundable, non-creditable upfront fee of [***] within 20 days of the Effective Date.

6.2 Research Funding. During the Research Term, Myriad shall make research funding payments to Maxim for [***] FTEs per year, quarterly in advance, at the rate of [***] per FTE per year. The first payment under this Section 6.2 shall be made within 20 days of the Effective Date and each subsequent payment shall be made on the first day of each Calendar Quarter during the Research Term. The first and final quarterly payments shall be prorated to reflect the number of days in the calendar quarter that the Research Program is in effect. Any commitment by Maxim of more than [***] FTEs to the Research Program during the Research Term, and/or any extension of the Research Term beyond the second (2nd) anniversary of the Effective Date, would be subject to negotiation by the parties and require the mutual written agreement of the parties.

6.3 Milestone Payments. Within 30 days following the first occurrence of each of the events set forth below with respect to a Product, Myriad shall pay to Maxim the milestone payment set forth below (whether such milestone is achieved by Myriad, its Affiliate or any of their respective Sublicensees):

Milestone Event	Milestone Payment
Dosing of first patient in first Phase 1 Clinical Trial of Product	$1,000,000
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each of the milestone payments described in this Section 6.3 shall be payable one (1) time for each Product containing a particular active ingredient, regardless of the number of indications for which such Product is developed or commercialized; provided, however, that if (a) a Product is abandoned during development after one (1) or more of the milestone payments under this Section 6.3 has been made (a “Dropped Product”) and (b) another Product containing a different active ingredient is developed for substantially the same indication as a replacement for such Dropped Product, then only those milestone payments under this Section 6.3 that were not previously made with respect to such Dropped Product shall be payable with respect to the replacement Product. All payments made to Maxim pursuant to this Section 6.3 are non-refundable and, except as set forth in the preceding sentence, may not be credited against any other payments payable by Myriad to Maxim under this Agreement.

6.4 Royalties. Myriad shall pay to Maxim royalties on Net Sales of Products by Myriad and its Affiliates (but not their respective Sublicensees) at the following rates:

(a) [***] of that portion of total annual Net Sales of Products that is less than or equal to [***];

(b) [***] of that portion of total annual Net Sales of Products that is greater than [***] and less than or equal to [***];

(c) [***] of that portion of total annual Net Sales of Products that is greater than [***] and less than or equal to [***]; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d) [***] of that portion of total annual Net Sales of Products that is greater than [***].

6.5 Sublicensing Revenues.

(a) [***] Sublicense. Myriad shall pay to Maxim [***] of all Sublicensing Revenues received by Myriad or any of its Affiliates with respect to sublicenses of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products [***].

(b) [***] Sublicense. If Myriad grants to a Sublicensee the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products [***], Myriad shall pay to Maxim milestone payments based on the achievement of any milestone set forth in Section 6.3 above by any such Sublicensee. Myriad shall also pay to Maxim royalties on the Net Sales of Products by all such Sublicensees [***] based on the royalty rate set forth in Section 6.4 above.

6.6 Royalty Term. The payments specified in Sections 6.4 and 6.5 (collectively, “Percentage-Based Payments”) shall be payable on a Product-by-Product and country-by-country basis for a period equal to the Royalty Term for such Product in such country.

6.7 Acknowledgment of Maxim Contribution. The parties hereby acknowledge that the value contributed by Maxim to any Product developed and/or commercialized by or on behalf of Myriad, its Affiliates and Sublicensees is the access to the Maxim Technology and that the milestone, royalty and Sublicensing Revenue payments described above in this Article 6 will be payable by Myriad regardless of whether or not a Product is covered by a Maxim Patent and/or Joint Patent.

7. PAYMENT; RECORDS; AUDITS

7.1 Payment; Reports. Percentage-Based Payments shall be calculated and reported for each Calendar Quarter. All payments due to Maxim under this Agreement shall be paid within 45 days of the end of each Calendar Quarter, unless otherwise specifically provided herein. Each payment shall be accompanied by a report of Net Sales of Products by Myriad and its Affiliates and Sublicensing Revenues received by Myriad and its Affiliates, each in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the number of Products sold, the gross sales and Net Sales of such Products, the amount of each type of Sublicensing Revenues received, the Percentage-Based Payments payable, the method used to calculate the Percentage-Based Payments, and the exchange rates used. Myriad shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Maxim to confirm the accuracy of all payments due hereunder.

7.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the Percentage-Based Payments are payable as published by The Wall Street Journal, Eastern U.S. Edition, during the Calendar Quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Maxim, unless otherwise specified in writing by Maxim.

7.3 Income Tax Withholding. Maxim will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Myriad, Myriad will (a) deduct such taxes from the payment made to Maxim, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Maxim and certify its receipt by the taxing authority within 30 days following such payment.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4 Audits. During the Term and for a period of [***] thereafter, Myriad shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products and the receipt of Sublicensing Revenues in sufficient detail to permit Maxim to confirm the accuracy of all Percentage-Based Payments due hereunder. Maxim shall have the right to cause an independent, certified public accountant reasonably acceptable to Myriad to audit such records to confirm Net Sales, Sublicensing Revenues, Percentage-Based Payments and other payments for a period covering not more than the preceding [***]. Such audits may be exercised during normal business hours upon a minimum of 60 days prior written notice to Myriad, but no more than frequently than [***]. Prompt adjustments shall be made by the parties to reflect the results of such audit. Maxim shall bear the full cost of such audit unless such audit discloses an underpayment by Myriad of more than [***] of the amount of Percentage-Based Payments or other payments due under this Agreement, in which case, Myriad shall bear the full cost of such audit and shall promptly remit to Maxim the amount of any underpayment.

7.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [***]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Maxim from exercising any other rights it may have as a consequence of the lateness of any payment.

8. INTELLECTUAL PROPERTY

8.1 Ownership of Inventions. Inventorship of inventions conceived of and reduced to practice as part of the Research Program (“Inventions”) shall be determined in accordance with the rules of inventorship under United States patent laws. Maxim shall own all Inventions conceived of and reduced to practice as part of the Research Program solely by its employees and contractors (“Maxim Inventions”), and all Maxim Patents. Myriad shall own all Inventions conceived of and reduced to practice as part of the Research Program solely by its employees and contractors (“Myriad Inventions”), and all Myriad Patents. All Inventions conceived of and reduced to practice as part of the Research Program jointly by employees or contractors of Myriad and employees or contractors of Maxim (“Joint Inventions”), and all Joint Patents, shall be owned jointly by Myriad and Maxim.

8.2 Patent Prosecution and Maintenance.

(a) Maxim Patents. Myriad shall be responsible for the preparation, filing, prosecution and maintenance of the Maxim Patents. The cost of such preparation, filing, prosecution and maintenance of the Maxim Patents shall be [***]. Myriad shall invoice Maxim for such costs on a monthly basis (with appropriate supporting documentation), and Maxim shall pay each such invoice within 30 days of receipt. Myriad shall consider in good faith the requests and suggestions of Maxim with respect to strategies for filing and prosecuting such Patents. Myriad shall keep Maxim informed of progress with regard to the preparation, filing, prosecution and maintenance of Patents claiming a Product. In the event that Myriad desires to abandon any Maxim Patent claiming the manufacture, use or sale of a Product being developed or commercialized by or on behalf of Myriad pursuant to a license granted under Section 5.1(a)(ii), Myriad shall provide reasonable prior written notice to Maxim of such intention to abandon (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Maxim Patent with the U.S. Patent & Trademark Office or any foreign patent office) in which case Myriad shall have no further rights or obligations with respect to such Maxim Patent and Maxim shall have the right, at its expense, to prepare, file, prosecute, and maintain such Maxim Patent.

(b) Myriad Patents. Myriad shall be responsible for the preparation, filing, prosecution and maintenance of the Myriad Patents at Myriad’s sole expense. In the event that Myriad desires to abandon any Myriad Patent claiming the manufacture, use or sale of a Product being developed or commercialized by or on behalf of Myriad pursuant to a license granted under Section 5.1(a)(ii), Myriad shall provide reasonable prior written notice to Maxim of such intention to abandon (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Myriad Patent with the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

U.S. Patent & Trademark Office or any foreign patent office) and provide Maxim an opportunity to discuss with Myriad the possibility of assuming responsibility for such Myriad Patent, provided that any such assumption of responsibility by Maxim shall be subject to the prior written consent of Myriad, which shall not be unreasonably withheld or delayed.

(c) Joint Patents. Myriad shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patents. The cost of such preparation, filing, prosecution and maintenance of the Maxim Patents shall be [***]. Myriad shall consult with Maxim as to the preparation, filing, prosecution and maintenance of such Joint Patents reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to Maxim copies of all relevant documents reasonably in advance of such consultation. In the event that Myriad desires to abandon any Joint Patent, or if Myriad later declines responsibility for any Joint Patent, Myriad shall provide reasonable prior written notice to Maxim of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Joint Patent with the U.S. Patent & Trademark Office or any foreign patent office), and Maxim shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent.

8.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Product being developed or commercialized by Myriad in accordance with this Agreement. Such cooperation includes, but is not limited to:

(a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 8.1, and Patents claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country;

(b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications; and

(c) deciding whether to file a Joint Patent on a Joint Invention or to maintain such Joint Invention as a trade secret. In the event that the parties mutually agree to maintain a Joint Invention as a trade secret, such Joint Invention shall be treated as if covered by a Joint Patent for the purposes of this Agreement.

8.4 Infringement by Third Parties. Maxim and Myriad shall promptly notify the other in writing of any alleged or threatened infringement of any Maxim Patent, Myriad Patent or Joint Patent of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(a) Maxim Patents. Myriad shall have the first right to bring and control any action or proceeding with respect to infringement of any Maxim Patent for which Myriad is controlling the prosecution at its own expense and by counsel of its own choice. With respect to infringement of any Maxim Patent that is controlled by Myriad, Maxim shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Myriad fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Maxim shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Myriad shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Myriad Patents. Myriad shall have the first right to bring and control any action or proceeding with respect to infringement of any Myriad Patent at its own expense and by counsel of its own choice. With respect to infringement of any Myriad Patent that is likely to have a material adverse effect on any Product being developed or commercialized by Myriad, its Affiliates or its Sublicensees pursuant to a license granted under Section 5.1(a)(ii), Maxim shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Myriad fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Maxim shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Myriad shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Joint Patents. Myriad shall have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent at its own expense and by counsel of its own choice, and Maxim shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Myriad fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Maxim shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Myriad shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

In the event a party brings an infringement action in accordance with this Section 8.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 8.4 relating to any Patent claiming the manufacture, use or sale of a Product being developed or commercialized by or on behalf of Myriad pursuant to a license granted under Section 5.1(a)(ii) without the prior written consent of such other party, which shall not be unreasonably withheld. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Maxim and Myriad, shall be treated as Net Sales for purposes of this Agreement.

8.5 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Maxim shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Maxim’s activities at its own expense and by counsel of its own choice, and Myriad shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Myriad shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Myriad’s activities at its own expense and by counsel of its own choice, and Maxim shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 8.5 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

8.6 License of Third Party Rights. Should Myriad, its Affiliates or its U.S. Sublicensees [***], to obtain a license from a Third Party in order to practice the Maxim Technology in the manufacture, use or sale of a Product in a particular country, Myriad shall notify Maxim of [***] to obtain such license. Maxim shall have 10 days to [***]. The royalty rate due Maxim with respect to Net Sales of such Product in such country shall be reduced by an amount equal to [***]. However, in no event will a reduction under this Section 8.6 reduce the amount that would otherwise be payable to Maxim under Section 6.4 with respect to sales of such Product in such country [***]. In the event [***] is required, then the periodic royalty amount otherwise due hereunder shall be reduced by an amount equal to [***]. However, in no event will a reduction under this Section 8.6 reduce the amount that would otherwise be payable to Maxim under Section 6.4 with respect to sales of such Product in such country [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.7 Combined Products. In the event that a Product licensed hereunder contains another royalty-bearing active ingredient, or product containing an active ingredient [***] such that a single, combined product is being sold (“Combined Product”), then the royalties due hereunder on the Net Sale of such Combined Product shall be calculated by multiplying Net Sales by the fraction [***] where A is [***] and B is [***].

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Maxim Representations and Warranties. Maxim represents and warrants to Myriad that, as of the Effective Date:

(a) Maxim has the right, power and authority to grant the licenses contemplated under this Agreement.

(b) Maxim has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to the Maxim Technology.

(c) Maxim is not aware of any threat or claim of infringement or misappropriation of any alleged rights asserted by any third party in relation to the Maxim Technology.

(d) To its knowledge, the Maxim Technology is not part of the public knowledge or literature, nor has it been used, divulged or appropriated for the benefit of any past or present employees or other persons, nor has it been developed through derivation or misappropriation from any third parties.

(e) Maxim is the sole owner of each Maxim Patent.

(f) To its knowledge, the Maxim Technology is free and clear of any liens, charges or encumbrances.

(g) Maxim has taken reasonable measures to protect the secrecy, confidentiality and value of the Maxim Technology.

(h) Maxim has corroborating records evidencing the conception and reduction to practice of the inventions in Maxim Patents, and will safeguard and preserve the records until the expiration of the term (including any extended term) of the last to expire Maxim Patent.

(i) To its knowledge, no item of the Maxim Technology has been put into the public domain except as part of the patent application process in the United States and corresponding foreign applications.

(j) Maxim does not have knowledge of, and has not received notice that, any past or present employee or other person claims any right to the Maxim Technology.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k) Maxim has agreements with any actual or potential inventors of any Maxim Patents requiring such inventors to assign their entire interest in the Maxim Patents to Maxim and providing obligations of such inventors to keep information in Maxim Patents confidential before Maxim Patents are published or issued.

9.3 Performance by Affiliates. The parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a party participates in research under this Agreement or with respect to Products, (a) the restrictions of this Agreement which apply to the activities of a party with respect to Products shall apply equally to the activities of such Affiliate, and (b) the party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 5) as if such intellectual property had been developed by the party.

9.4 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each party expressly does not warrant (a) the success of any study or test commenced under the Research Program or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

9.5 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 6 OR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.5 shall not be construed to limit either party’s indemnification obligations under Article 12.

10. CONFIDENTIALITY

10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement or any Information developed as part of the Research Program hereunder (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information shall also include any information related to the MX90745 Series.

10.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of Confidential Information belonging to the disclosing party; or (e) is the subject of a written permission to disclose provided by the disclosing party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) regulatory filings for Products such party has a license or right to develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations;

(e) in the case of Myriad, conducting development and/or commercialization activities in accordance with a license granted under Section 5.1(a)(ii); and

(f) disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 10.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

10.4 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Research Program, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Research Program and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.

10.5 Publicity. It is understood that the parties intend to coordinate the issuance of press releases announcing the execution of this Agreement and agree that each party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall provide comments on such releases within five days of receipt, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press releases announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11. TERM AND TERMINATION

11.1 Term. The term of the Research Program shall commence on the Effective Date and continue until expiration of the Research Term, unless this Agreement is earlier terminated pursuant to Section 11.2. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the expiration of the last Royalty Term for any Product with respect to which Myriad has a license under Section 5.1(a)(ii), unless earlier terminated pursuant to Section 11.2.

11.2 Termination for Cause. Each party shall have the right to terminate the Research Program and/or this Agreement upon 60 days’ prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party.

However, if a party receives a written notice of termination notifying that it is in breach of a material provision of this Agreement, and, within 30 days after receipt of such notice of breach, such party disputes such allegation of breach, such dispute shall be resolved under the Dispute Resolution procedures set forth in Section 11.3 below. If the final decision resulting from the Dispute Resolution procedures set forth in Section 11.3 below is that a breach of a material provision of the Agreement has occurred, then the breaching party shall have 60 days to cure such breach. If such breach is not cured within the 60 day period, the non-breaching party shall have the right to terminate the Research Program or this Agreement, as applicable, immediately.

11.3 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of Myriad and the Chief Executive Officer of Maxim. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within 20 days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representative of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved by final and binding compulsory arbitration in a neutral location agreed to by the parties pursuant to and in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical industry, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within 30 days after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 10 business days of their appointment. Either party may apply to the arbitrators for interim injunctive relief until the arbitrators have rendered their decision or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitrators’ decision. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to award punitive damages. Any award rendered in such arbitration may be enforced by either party in the state or federal courts located in either the State of Utah or the State of California. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable costs and expenses, including reasonable attorneys’ fees, in connection with arbitration of such controversy or claim. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial and certain rights of appeal.

11.4 Effect of Termination; Surviving Obligations.

(a) Upon termination of this Agreement by Myriad pursuant to Section 11.2:

(i) all rights under the licenses granted under Sections 5.1(a)(i) and 5.1(b), if then in effect, shall [***]; and

(ii) all rights under the license granted by Maxim to Myriad under Section 5.1(a)(ii) shall [***].

(b) Upon termination of this Agreement by Maxim pursuant to Section 11.2:

(i) all rights under the licenses granted under Sections 5.1(a)(i) and 5.1(b), if then in effect, shall [***];

(ii) all rights under the license granted by Maxim to Myriad under Section 5.1(a)(ii) shall [***];

(iii) any permitted sublicenses granted under Section 5.1(a)(ii) by Myriad shall [***];

(iv) [***] shall [***]

(v) [***] shall [***] for a period of [***] from the effective date of termination.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:

Section 3.7 – Materials Transfer (last sentence only)

Section 5.3(c) – Maxim [***] Rights

Section 7.4 – Audits

Section 7.5 – Late Payments

Section 8.1 – Ownership of Inventions

Section 8.2 – Patent Prosecution and Maintenance [***]

Section 8.3 – Cooperation of the Parties [***]

Section 8.4 – Infringement by Third Parties [***]

Section 8.5 – Infringement of Third Party Rights [***]

Section 9.3 – Performance by Affiliates [***]

Section 9.4 – Disclaimer

Section 9.5 – Limitation of Liability

Section 10.1 – Confidentiality

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 10.2 – Exceptions

Section 10.3 – Authorized Disclosure

Section 10.4 – Publications

Section 11.3 – Dispute Resolution

Section 11.4 – Effect of Termination; Surviving Obligations

Section 11.5 – Exercise of Right to Terminate

Section 11.6 – Damages; Relief

Section 11.7 – Rights in Bankruptcy [***]

Article 12 – Indemnification

Article 13 – General Provisions

(d) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a party retains license rights under Sections 11.3(a) or (b), each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

11.5 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

11.6 Damages; Relief. Subject to Section 11.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Myriad or Maxim are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding-by or against either party under the U.S. Bankruptcy Code, the party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by the non-subject party.

12. INDEMNIFICATION

12.1 Indemnification by Maxim. Maxim hereby agrees to save, defend and hold Myriad and its Affiliates and their respective directors, officers, employees and agents (each, a “Myriad Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Myriad Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Maxim of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Maxim, its Affiliates or sublicensees (other than Myriad, its Affiliates and their respective Sublicensees), or (iii) the breach by Maxim of any warranty, representation, covenant or agreement made by Maxim in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Myriad Indemnitee or the breach by Myriad of any warranty, representation, covenant or agreement made by Myriad in this Agreement.

12.2 Indemnification by Myriad. Myriad hereby agrees to save, defend and hold Maxim and its Affiliates and their respective directors, officers, employees and agents (each, a “Maxim Indemnitee”) harmless from and against any and all Losses to which any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Maxim Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Myriad of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Product by Myriad, its Affiliates or any of their respective Sublicensees, or (iii) the breach by Myriad of any warranty, representation, covenant or agreement made by Myriad in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Maxim Indemnitee or the breach by Maxim of any warranty, representation, covenant or agreement made by Maxim in this Agreement.

12.3 Control of Defense. Any entity entitled to indemnification under this Article 12 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

12.4 Insurance. Myriad, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term of the Agreement and shall name Maxim as an additional insured with respect to such insurance. Myriad shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Maxim upon request.

13. GENERAL PROVISIONS

13.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflicts of laws principles.

13.2 Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, excluding the letter agreement between the parties dated the Effective Date approving the initial Research Plan. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

13.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Myriad, notices must be addressed to:

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, UT 84108

Attention: General Counsel

Telephone: (801) 584-3600

Facsimile: (801) 584-3640

If to Maxim, notices must be addressed to:

Maxim Pharmaceuticals, Inc.

8899 University Center Lane, Suite 400

San Diego, CA 92122

Attention: Finance Department

Telephone: (858) 453-4040

Facsimile: (858) 453-5005

13.9 Force Majeure. Except for the obligation to make payment when due (which shall be fairly adjusted as a result of the effect of the applicable Force Majeure), each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3) month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 11.3, 11.4 and 11.5.

13.10 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have duly executed this LICENSE AND COLLABORATION AGREEMENT as of the Effective Date.

MAXIM PHARMACEUTICALS, INC.		MYRIAD GENETICS, INC.

By:	/s/ Larry G. Stambaugh	By:	/s/ Peter D. Meldrum
Name:	Larry G. Stambaugh	Name:	Peter D. Meldrum
Title:	Chariman, President, & CEO	Title:	President & CEO

CYTOVIA, INC.

By:	/s/ Larry G. Stambaugh
Name:	Larry G. Stambaugh
Title:	Chief Executive Officer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Research Plan for MX128495

Overview of Year 1 Research

The primary objective of the research to be conducted by Maxim during the one-year period following the Effective Date will include:

•	[***].

Background

1. [***].

Maxim Staffing for Research Plan

Maxim’s work related to the Research Plan will be conducted by [***] FTE [***], and [***] FTE [***].

Overview of Year 2 Research if Option Exercised by Myriad

[***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.